Filed Under Rule 424(b)(3), Registration Statement No. 333-97157
 Pricing Supplement No. 201 - dated Monday, August 27, 2007 (To: Prospectus Dated October 29, 2004)

CUSIP Number	Aggregate Principal Amount	Price to Public	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
06050WBL8	[$]	100.000%	1.300%	[$]	FIXED	5.500%
SEMI-ANNUAL
								09/15/2015	03/15/2008	$28.72	YES	Senior Unsecured Notes

Redemption Information: Non-Callable
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC  Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co.,  Inc., Citigroup Global Markets Inc., Edward D. Jones & Co., L.P., Merrill Lynch & Co., Morgan Stanley, UBS Securities LLC, Wachovia Securities, LLC, WM Financial Services, Inc.
Bank of America 100 North Tryon Street, NC1-007-07-06 Charlotte NC 28255

Offering Dates:  Monday, August 27, 2007 through Tuesday, September 04, 2007
Trade Date: Tuesday, September 04, 2007 @12:00 PM ET
Settlement Date: Friday, September 07, 2007
Minimum Denomination/Increments: $1,000.00/$1,000.00
Moody's Investor Services Rating: Senior: Aa1
S & P Ratings Services Rating: Senior: AA
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC Number 0235 via RBC Dain Rauscher Inc.

If the maturity date or an interest payment date for any note is not a business day (as term is defined in prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

InterNotes® is a registered trademark of Incapital Holdings LLC. All Rights Reserved.

Bank of America $6,000,000,000 Bank of America InterNotes Prospectus dated 29-Oct-04